EXHIBIT 10.1

MARKIT LTD.
AMENDMENT TO THE
MARKIT LTD. 2014 EQUITY INCENTIVE AWARD PLAN

Amendment dated as of March 19, 2016 (this “Amendment”) to the Markit Ltd. 2014 Equity Incentive Award Plan (the “2014 Equity Plan”).

W I T N E S S E T H

WHEREAS, Markit Ltd. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of March 20, 2016 (the “Merger Agreement”), with Marvel Merger Sub, Inc., and IHS, Inc.; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement (the “Merger”), the Company desires to amend certain terms and conditions related to equity awards granted pursuant to the 2014 Equity Plan.

NOW THEREFORE, the 2014 Equity Plan is hereby amended as follows:

1.AMENDMENT

A new Section 13.16, is hereby added to the 2014 Equity Plan as follows:

“13.16 Special Vesting Terms.
Notwithstanding any other provision of the Plan or any Award Agreement (subject to any provisions applicable to a Holder under an Award Agreement or individual agreement that contain vesting terms that are more favorable to the Holder than those set forth in this Appendix A), if a Holder experiences a Termination of Service (i) as a result of a termination by the Company without “cause” (as defined in the Markit Key Employee Incentive Program) or (ii) for Holders who are members of the executive committee of the Company, as a result of the Holder resigning for “good reason” (as defined in an employment agreement applicable to such Holder), within 12 months after the Closing Date (as defined in the Agreement and Plan of Merger, dated as of March 20, 2016, among the Company, Marvel Merger Sub, Inc., and IHS, Inc.), all unvested Awards held by such Holder shall vest in full immediately on the date of such Termination of Service and any Options held by such Holder shall remain exercisable until the earlier of (i) 12 months following the date such Termination of Service or (ii) the expiration of the original stated term for such Option set forth in the applicable Award Agreement.”

2.	EFFECTIVENESS OF AMENDMENT

This Amendment will become effective on the Closing Date (as defined in the Merger Agreement). In the event that the Merger does not occur, this Amendment will be null and void and will have no further force or effect. Except as amended by the terms of this Amendment, the 2014 Equity Plan will remain in full force and effect in accordance with its terms.